                                                                      EXHIBIT 12
                                                                      ----------



           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
             STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
                    AND COMBINED NET INCOME TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                                          Years Ended December 31,
                                                             ------------------------------------------------------
                                                               1997       1996       1995        1994         1993
                                                             -------    -------    -------     -------      -------
Income before capital gain or
  loss, extraordinary loss, cumulative effect of
  accounting change and after loss allocated to
  minority interest                                          $ 7,875    $ 4,422    $ 3,256     $ 6,485      $10,276

Add fixed charges, exclusive of
  construction interest capitalized                           30,479     24,018     22,987      21,865       19,103
                                                             -------    -------    -------     -------      -------
Income from operations, as defined                            38,354     28,440     26,243      28,350       29,379
Capital gains (net)                                              225        ---     29,870         ---        4,948

Reduction for unrealized loss on
  carrying value of assets
 identified for disposition                                      ---        ---   ( 14,000)        ---          ---
                                                             -------    -------    -------     -------      -------

Net income, as defined                                       $38,579    $28,440    $42,113     $28,350      $34,327
                                                             =======    =======    =======     =======      =======

Fixed charges:
  Interest
     - Mortgage loans                                        $15,437    $ 8,877    $ 7,670     $ 7,335      $ 5,777
     - Senior notes                                            8,875      9,090      9,305       9,305        5,779
     - 10.25% debentures                                         ---        ---        ---         ---        3,214
     - Bank loans and other                                    5,552      5,459      5,422       4,640        3,747
     - Capitalized interest                                      ---        121        169         ---          ---
     Amortization of debt issue costs                            215        196        184         168          162
     Rents (1)                                                   400        396        406         417          424
                                                             -------    -------    -------     -------      -------

Fixed charges, as defined                                    $30,479    $24,139    $23,156     $21,865      $19,103
                                                             =======    =======    =======     =======      =======

Preferred dividend accrued                                   $ 4,831    $   845    $   ---     $   ---      $   ---
                                                             =======     ======     ======      ======       ======

Ratio of income from operations, as
 defined, to fixed charges                                      1.26       1.18       1.13       1.30          1.54
                                                             =======    =======    =======     ======       =======

Ratio of net income, as defined,
 to fixed charges                                               1.27       1.18       1.82       1.30          1.80
                                                             =======    =======    =======     ======       =======

Ratio of net income as defined, to
 fixed charges and
 preferred dividend                                             1.09       1.14       1.82       1.30          1.80
                                                             =======    =======    =======     ======       =======

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
(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.